EXHIBIT 21.1

SUBSIDIARIES OF CABOT MICROELECTRONICS CORPORATION

Cabot Microelectronics Global Corporation (Delaware, U.S.)
Cabot Microelectronics Polishing Corporation (Delaware, U.S.)
NexPlanar Corporation (Delaware, U.S.)
QED Technologies International, Inc. (Delaware, U.S.)
Cabot Microelectronics Japan KK (Japan)
Nihon Cabot Microelectronics KK (Japan)
Cabot Microelectronics B.V. (Netherlands)
Cabot Microelectronics Singapore Pte. Ltd. (Singapore)
Hanguk Cabot Microelectronics, LLC (South Korea)
Epoch Material Co., Ltd. (Taiwan)